Exhibit 10.5
FIRST AMENDMENT TO PLAYA HOTELS & RESORTS N.V. 2017 OMNIBUS INCENTIVE PLAN

WHEREAS, Playa Hotels & Resorts N.V. (the “Company”) maintains the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 5.2 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time; provided that, amendments to the Plan must be approved by the Company’s shareholders if and to the extent required by applicable laws;

WHEREAS, the Board desires to provide the Company with greater flexibility to determine the Fair Market Value of the Shares for purposes of determining taxable income and the amount of the related tax withholding obligation in connection with the vesting of Awards;

WHEREAS, the Board desires to amend the Plan to effectuate the foregoing change, as set forth in this first amendment to the Plan (this “First Amendment”);

WHEREAS, pursuant to Section 5.2 of the Plan, shareholder approval is not required in order to adopt the First Amendment; and

WHEREAS, capitalized terms used in this First Amendment but not defined herein shall have the meaning given to them in the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of February 21, 2019, as follows:

1.	The last paragraph of Section 2.20 of the Plan is hereby deleted and replaced in its entirety with the following:

Notwithstanding this Section 2.20 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Company using any reasonable method; provided, further, that the Company shall determine the Fair Market Value of Shares due in connection with sales, by or on behalf of a Grantee, of such Shares subject to an Award to pay the Option Price, SAR Price, and/or any tax withholding obligation on the same date on which such Shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights, as described in Section 12.3, and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including but not limited to using the sale price of such Shares on such date (or if sales of such Shares are effectuated at more than one sale price, the weighted average sale price of such Shares on such date) as the Fair Market Value of such Shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

2.	The last two sentences of Section 18.3 of the Plan are hereby deleted in their entirety.

Except as specifically provided in and modified by this First Amendment, the Plan is in all other respects hereby ratified and confirmed and references to the Plan shall be deemed to refer to the Plan as modified by this First Amendment, effective as of February 21, 2019.

PLAYA HOTELS & RESORTS N.V.
By:	/s/ Bruce D. Wardinski
Name: Bruce D. Wardinski
Title: Chairman & CEO